CROSSWALK.COM, INC.
COMPUTATION OF EARNINGS PER SHARE
30-SEP-00

	Three Months Ended September 30, 2000

Basic Earnings Per Share:	Net Shares Added	Total Shares	Grant/Purch. Date	Days Outstanding	Diluted Weighted Shares	Basic Weighted Shares

Beginning balance		7,708,744	04/01/00	92	709,204,448	709,204,448
Grant/Exercise of warrants:
Assumed issued and outstanding—beginning of period		47,409	01/01/98	92	4,361,628	—
Cancellation of warrant		(320)	04/01/00	92	(29,440)	—
Cancellation of warrant		(158)	04/03/00	92	(14,536)	—
Cancellation of warrant		(982)	04/04/00	92	(90,344)	—
Cancellation of warrant		(219)	04/05/00	92	(20,148)	—

Stock issued in period:
Compensation for advertising	90,102	90,102	07/06/00	87	7,838,874	7,838,874
Compensation for advertising	128,125	128,125	09/25/00	6	768,750	768,750
Preferred Stock	862,069	862,069	09/29/00	2	1,724,138

End of period		7,926,971			723,743,370	717,812,072
Days Outstanding from Beginning of Period					92	92

					7,866,776	7,802,305

Net Loss					(2,382,946)	(2,382,946)

Net Loss per Share: Diluted and Basic					(0.30)	(0.31)

CROSSWALK.COM, INC.
COMPUTATION OF EARNINGS PER SHARE
30-SEP-00

	Nine Months Ended September 30, 2000

Basic Earnings Per Share:	Common Shares	Net Shares Added	Total Shares	Grant/Purch. Date	Days Outstanding	Diluted Weighted Shares	Basic Weighted Shares	10/01/00

Beginning balance			7,592,972	01/01/00	274	2,080,474,328	2,080,474,328
Grant/Exercise of warrants:
Assumed issued and outstanding—beginning of period			47,409	01/01/98	274	12,990,066	—
Cancellation of warrant			(320)	04/01/00	183	(58,560)	—
Cancellation of warrant			(158)	04/03/00	181	(28,598)	—	At 09/30/00
Cancellation of warrant			(982)	04/04/00	180	(176,760)	—	Warrants O/S
Cancellation of warrant			(219)	04/05/00	179	(39,201)	—	45,730
Stock issued in period:
Employee Compensation		706	706	01/10/00	265	187,090	187,090
Employee Compensation		656	656	01/21/00	254	166,624	166,624
Asset Purchase Agreement		5,000	5,000	02/01/00	243	1,215,000	1,215,000
Compensation for advertising		33,165	33,165	01/28/00	247	8,191,755	8,191,755
Compensation for advertising		5,853	5,853	02/17/00	227	1,328,631	1,328,631
Compensation for advertising		39,267	39,267	04/06/00	178	6,989,526	6,989,526
Compensation for advertising		6,929	6,929	04/06/00	178	1,233,362	1,233,362
Compensation for advertising		5,100	5,100	05/11/00	143	729,300	729,300
Compensation for advertising		900	900	05/11/00	143	128,700	128,700
Compensation for advertising		90,102	90,102	07/06/00	87	7,838,874	7,838,874
Compensation for advertising		128,125	128,125	09/25/00	6	768,750	768,750
Preferred Stock		862,069	862,069	09/29/00	2	1,724,138
Exercise of Stock Options in period:		3,288	3,288	04/03/00	181	595,128	595,128
		2,808	2,808	04/04/00	180	505,440	505,440
		2,100	2,100	04/04/00	180	378,000	378,000
		10,000	10,000	04/04/00	180	1,800,000	1,800,000

End of period			7,926,971			2,126,941,593	2,112,530,508
Days Outstanding from Beginning of Period						274	274

						7,762,561	7,709,965
Net Loss						(8,583,534)	(8,583,534)

Net Loss per Share: Diluted and Basic						(1.11)	(1.11)